COOK & BYNUM FUNDS TRUST

CODE OF ETHICS
FOR PRINCIPAL EXECUTIVE, FINANCIAL AND ACCOUNTING OFFICERS

Cook & Bynum Funds Trust (the "Trust") has adopted this Code of Ethics with respect to its principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions ("Covered Persons").

Guiding Principles

The success of our Trust is based primarily on establishing our clients' trust and respect and in ensuring that their interests always come first. We earn trust by conducting ourselves in an honest, ethical and professional manner, complying with the law, avoiding conflicts of interest and appearances of impropriety, treating our clients with courtesy and respect, and providing information to them that is accurate, complete and understandable. Our success also depends on the quality and commitment of our people, the excellence of our products and service and maintenance of a positive work environment.

Basic Objectives

In furtherance of our guiding principles, the Trust expects that each of the Covered Persons will adhere to the following objectives:

1. Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2. Ensure that the interests of clients, including shareholders of the mutual fund series of the Trust, are paramount, and avoid conflicts and the appearance of conflicts between your interests and those of the Trust or its clients and shareholders and between the Trust's interests and those of its clients and shareholders; and promptly disclose to the Compliance Officer any material event or transaction that could reasonably give rise to a conflict of interest.

3. Remember that our clients and shareholders always come first; handle their requests and needs promptly, fairly, professionally and in good faith; and treat them with dignity, courtesy and respect.

4. Protect and use the Trust's assets only in furtherance of valid Trust purposes; maintain the confidentiality of any proprietary information and trade secrets of the Trust; ensure the privacy of client and shareholder information; avoid usurping for personal gain opportunities that are available to the Trust; make decisions for the Trust based on merit and what you honestly believe are in the best interests of the Trust and its shareholders; and refrain from taking any action that is opposed to the best interests of the Trust and its clients and shareholders.

5. Treat fellow employees with dignity and respect; encourage diversity and afford equal opportunity to qualified individuals regardless of race, religion, national origin, age, handicap, sexual orientation, marital status and other factors not related to legitimate business interests; provide a work environment that is free from health and safety hazards, discrimination, harassment, or abusive or disruptive behavior; and encourage other employees under your supervision and otherwise within the organization to conduct themselves accordingly.

6. Exchange knowledge and information and maintain open channels of communication with all relevant Trust personnel.

7. Maintain a proper system of internal accounting controls; record transactions involving the Trust in accordance with generally acceptable accounting standards and principles; cooperate with the Trust's independent auditors; disclose and prepare financial statements and other financial reports and information fully and fairly.

8. Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

9. Comply with applicable laws, rules and regulations of governmental and regulatory bodies; and be knowledgeable about legal and regulatory matters applicable to the Trust and its business.

10. Promptly report possible violations of the Code to the Trust's Compliance Officer, and encourage others to do the same; and

11. Be accountable for adherence to the Code and understand that disciplinary action that may be taken for violations of the Code.

Administration of the Code

Compliance Officer. A Compliance Officer for the administration of the Code of Ethics will be appointed by the Trust's Board of Trustees. The Board has the right to replace the Compliance Officer at any time. The Board's decision to appoint or replace a Compliance Officer requires the approval of a majority of the Disinterested Trustees.

The Compliance Officer will be responsible for administering the Code and for investigating, determining and reporting to the Trust's Board of Trustees on violations of the Code, and for making recommendations to the Board with respect to the consequences for violations of the Code or waivers from any provision of the Code or resolutions of violations of the Code.

Questions and Violations. Any person who has a question about the Code or who believes there has been a violation of the Code is encouraged to contact the Compliance Officer. Inquiries and reports of potential Code violations will be kept confidential. Persons who have violated the Code are likewise encouraged to admit promptly to the violation. Upon receiving information about a potential violation of the Code, the Compliance Officer will investigate the matter and will prepare a written report to the Board of Trustees providing relevant details and recommendations for further action and consequences. The Board will have ultimate responsibility for determining whether a violation occurred and what action is to be taken in response to such violation, including censures, financial penalties, suspensions, leaves of absence, reassignment, demotion and termination of employment.   The Compliance Officer and the Board of Trustees may consult with legal counsel on all matters related to the Code.

Delivery of Code to Covered Persons. All Covered Persons will receive a copy of the Code and any amendment thereto promptly following its adoption and promptly fol-lowing their becoming Covered Persons and annually thereafter. Covered Persons will be asked to acknowledge and agree in writing to the provisions of the Code or any amendment thereto when they first become subject to the Code or such amendment.

Waivers. A waiver of a provision of the Code must be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. Waivers may also be requested following a violation of the Code if such violations were not foreseen or anticipated. Requests for waivers must be in writing and submitted to the Compliance Officer for consideration and recommendation to the Board of Trustees who will determine whether a waiver should be granted. Any waiver or implicit waiver from a provision of the Code must be disclosed in accordance with SEC Release IC-25914 (which requires a description of the nature of the waiver, the name of the person to whom the waiver was granted and the date of the waiver) and in the manner described under "Regulatory Filing and Reporting" below. As used herein, a "waiver" means any approval by the Board of Trustees of a material departure from a provision of the Code, and an "implicit waiver" means the failure of the Compliance Officer or the Board of Trustees to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Trust.

Amendments. The Code may be amended at any time by the Trust, subject to approval by the Board of Trustees on any material amendments. Any amendment to the Code (other than technical, administrative and other non-substantive amendments) must be disclosed in accordance with SEC Release IC-25914 (which requires a description of the amendment) and in the manner described under "Regulatory Filing and Reporting" below.

Regulatory Filing and Reporting. A copy of the Code will be filed with the SEC as an exhibit to the Trust's certified shareholder report on Form N-CSR or posted on the Trust's website (so long as the Trust discloses that fact and its Internet address in its report on Form N-CSR). Descriptions of material waivers and amendments will be disclosed either in the Trust's Form N-CSR or on the Trust's website.

Records. The Trust will retain copies of the Code and all other records relating to the Code in accordance with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.